EXHIBIT 5.1

WILSON SONSINI GOODRICH & ROSATI

PROFESSIONAL CORPORATION

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone: (650) 493-9300

Facsimile: (650) 493-6811

August 13, 2003

Occam Networks, Inc.

77 Robin Hill Road

Santa Barbara, CA 93117

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 15, 2003 (the “ Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an increase of an aggregate of 31,250,000 shares of your Common Stock (the “Shares”) reserved for issuance under the 2000 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan (collectively, the “Plans”). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Sincerely, WILSON SONSINI GOODRICH & ROSATI Professional Corporation /s/ WILSON SONSINI GOODRICH & ROSATI, PC